CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 333-89354 on Form N-1A of our reports dated May 22, 2015, relating to the financial statements and financial highlights of Pioneer Dynamoc Credit
Fund, Pioneer Fundamental Growth Fund and Pioneer Multi-Asset Ultrashort Income Fund, each a fund constituting Pioneer Series Trust X (the "Trust"), appearing in the Annual Report on Form
N-CSR of the Trust for the year ended March 31, 2015. We also consent to the references to us under the headings
"Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statements.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 24, 2015